Exhibit 99.1

Contacts:

Margot Fooshee, J.Crew

Margot.Fooshee@jcrew.com

(212) 209-8414

Jessica Liddell, ICR

Jessica.Liddell@icrinc.com

(203) 682-8208

J.CREW TAKES LEGAL ACTION TO ASSERT RIGHTS UNDER TERM LOAN AGREEMENT

NEW YORK, February 1, 2017 – J.Crew Group, Inc. (the "Company") announced today that it has filed a lawsuit in the New York State Supreme Court, Commercial Division against Wilmington Savings Fund Society, FSB, as successor agent under the Term Loan Agreement, based on actions taken by an ad hoc group of term loan lenders to disrupt the Company’s evaluation of opportunities to enhance its capital structure. The Company is seeking a declaration from the Court that its actions are in full compliance under the Company’s Term Loan Agreement.

J.Crew has been proactively exploring opportunities to enhance its capital structure. On December 5, 2016, the Company exercised its rights under the Term Loan Agreement to invest certain intellectual property in the Company’s wholly owned unrestricted subsidiary, J.Crew Domestic Brand, LLC. The purpose of this action was to provide the Company flexibility in connection with its capital structure evaluation to strengthen the position of the entire corporate enterprise. The recent investment fully complied with the Company’s Term Loan Agreement.

The Company believes that any attempt to challenge the Company’s actions is invalid and that the litigation will be resolved promptly in its favor.

“The legal actions we are taking today are aligned with our ongoing efforts to evaluate and pursue opportunities to strengthen our balance sheet as we position J.Crew for long-term growth,” said Mike Nicholson, President, COO and CFO, J.Crew Group, Inc.

Neither the transactions at issue nor the lawsuit filed today impact the Company’s ongoing use of its intellectual property or its business operations. With more than $400MM of cash and ABL availability and no near term debt maturities, the Company is financially stable and focused on all opportunities to best position the business for long-term growth and success.

About J.Crew Group, Inc.

J.Crew Group, Inc. is an internationally recognized omni-channel retailer of women’s, men’s and children’s apparel, shoes and accessories. As of February 1, 2017, the Company operates 281 J.Crew retail stores, 113 Madewell stores, jcrew.com, jcrewfactory.com, the J.Crew catalog, madewell.com, the Madewell catalog, and 180 factory stores (including 39 J.Crew Mercantile stores). Certain product, press release and SEC filing information concerning the Company are available at the Company’s website www.jcrew.com.

Forward-Looking Statements:

Certain statements herein are "forward-looking statements" made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements reflect the Company's current expectations or beliefs concerning future events and actual results of operations may differ materially from historical results or current expectations.  Any such forward-looking statements are subject to various risks and uncertainties that are set forth in the Company's Form 10-K and in all filings made with the SEC made by the Company subsequent to the filing of the Form 10-K.  The Company does not undertake to publicly update or revise its forward-looking statements, whether as a result of new information, future events or otherwise.